                                                                  Exhibit 10.19

                               NONCOMPETITION AGREEMENT



THIS NONCOMPETITION AGREEMENT ("Agreement"), dated as of May __, 1999, is entered into by and between The Bank of Hemet, a state chartered banking institution ("Bank"), Jaqua & Associates, LLC ("Consulting Co.") and James B. Jaqua ("Consultant").


                                       RECITALS

A. Bank and Pacific Community Banking Group, a California corporation ("PCBG") entered into that certain First Restatement of Agreement and Plan of Reorganization dated as of January 5, 1999, as amended (the "Reorganization Agreement") whereby Bank will be acquired and become a wholly owned subsidiary of PCBG.

B. Consultant is a current shareholder of Bank and President, Chief Executive Officer and a Director of Bank and Chairman of the Board of Directors of Banklink, a subsidiary of Bank. Consulting Co. is partially owned by Consultant and provides banking and data processing advisory services.

C. Bank will continue its business and operations following the reorganization and pursuant to the Reorganization Agreement, Consultant will receive substantial consideration from Bank for his common shares and vested options.

D. The parties recognize and acknowledge the interest of Bank in protecting its business and goodwill following the reorganization and that Section 16601 of the California Business and Professions Code authorizes this Agreement for such purpose.

E. Consulting Co. and Consultant will perform consulting services and not compete with Bank's business in order to protect said business and goodwill following the reorganization, provided Bank agrees to pay Consulting Co. fees in accordance with the terms and conditions hereinafter set forth.

F. Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Bank, Consulting Co. and Consultant agree as follows:

                                      ARTICLE I

                              NON-COMPETITION AGREEMENT

     1.1 NONDISCLOSURE. Neither Consulting Co. nor Consultant shall not at any time disclose, use, transfer or sell any confidential information or proprietary data of Bank, Banklink, PCBG or its shareholders so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to the legal process.

     1.2 CONSIDERATION. In consideration of the covenants contained herein, Bank shall pay Consulting Co. the amount of $16,750 per month in cash for the first seventy-two months of the term, within five (5) days of the day of the month that is the same as the Effective Time's day of the month with the first payment beginning on the next calender month after the Effective Time. PCBG may at its option pay Consulting Co. the consideration for the remaining term of this agreement in a lump sum as shown in column 1 of Exhibit A to this Agreement. In the event there is a merger or consolidation of PCBG involving a change of control of PCBG or a sale of substantially all of the assets of PCBG, Consulting Co. may at its option and by notice to the Bank require the Bank to pay the remaining amount in a lump sum as shown in column 2 of Exhibit A to this Agreement. The payment of the lump sum in either case shall not release Consulting Co. or Consultant from obligations under this Agreement.

     1.3 TERM. The term of this Agreement shall begin as of the Effective Time and shall end upon the expiration of ninety-six months after the Effective Time (the "Term").

     1.4  NONCOMPETITION AGREEMENT.

          1.4.1 Consulting Co. and Consultant hereby agrees that during the Term Consulting Co. or Consultant will not (i) engage in the Banking Business (which term shall include the business of banks, savings and loan institutions, credit unions and other financial institutions) other than on behalf of Bank and/or PCBG or their affiliates within the Designated Area (as hereinafter defined), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation or other entity (other than Bank and/or PCBG or their affiliates) engaged in the Banking Business in the Designated Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the respective Boards of Directors of Bank and/or PCBG or any other of their affiliates to engage in any action prohibited under (i) or (ii) of this
Section 1.4.1 or solicit any customers of Bank that have been customers of the Bank in the last three years.

          1.4.2 Consulting Co. and Consultant acknowledges and agrees that irreparable injury will result to Bank and/or PCBG in the event of a material breach of any of the provisions of this Section 1.4 (the "Designated Provisions") and that Bank and/or PCBG will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy Bank and/or PCBG may have, Bank and/or PCBG shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Riverside County,

California, to restrain the violation or breach thereof by Consulting Co. or Consultant or any affiliates, agents or any other persons acting for or with Consulting Co. or Consultant in any capacity whatsoever, and Consulting Co. and Consultant submits to the jurisdiction of such court in any such action.

          1.4.3 It is the desire and intent of the parties that the provisions of this Section 1.4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this
Section 1.4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this Section 1.4 shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to Bank and/or PCBG, to the fullest extent permitted by applicable law, the benefits intended by this Section 1.4.

          1.4.4 As used herein, "Designated Area" shall mean the area contained within Riverside, San Bernardino and Orange Counties.


                                      ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF CONSULTANT

     2.1 PERFORMANCE OF OBLIGATIONS. Consulting Co. and Consultant represents and warrants to Bank and/or PCBG that his execution, delivery and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition or provision of any commitment, contract or other agreement or instrument, including, without limitation, any other employment agreement, to which Consulting Co. or Consultant is or has been a party.

     2.2 RESIGNATION. At the Effective Time Consultant shall resign as President and Chief Executive Officer and Director but continue as an employee of Bank until the end of such month. Consultant agrees and acknowledges as of the end of such month, his employment with Bank shall automatically cease and he shall not continue as an employee of Bank. Consultant agrees and acknowledges that he will not be entitled to any warrants for existing stock options pursuant to the Reorganization Agreement and waives all rights to receive such warrants for stock options upon the Effective Time.

     2.3 INDEMNIFICATION. Consulting Co. and Consultant shall indemnify, defend, and hold harmless Bank and PCBG, its directors, officers, representatives and agents, for, from and against any and all losses, claims, suits, damages, expenses or liabilities, including court costs and counsel fees, which Bank and/or PCBG has incurred or to which Bank and/or PCBG may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs or fees arise out of or are based upon any failure of any representation or warranty of Consulting Co. or Consultant in Section 2.1 hereof to be true and correct when made or any breach of the provisions of Section 1.4.

                                     ARTICLE III

                                       GENERAL

     3.1 GOVERNING LAW. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of California. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

     3.2 NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as requested or certified mail, addressed, in the case of:

     Consulting Co. and Consultant, to:

          James B. Jaqua
          440 Emerald Bay
          Laguna Beach, California 92651

     Bank, to:

          The Bank of Hemet
          3715 Sunnyside Drive
          Riverside, California 92506
          Attention: Mr. E. Lynn Caswell, Chairman

     With a copy to:

          Pacific Community Banking Group
          23332 Mill Creek Drive, Suite 230
          Laguna Niguel, California 92653
          Attention:  Mr. E. Lynn Caswell, Chairman


     3.3 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding among Bank, PCBG, Consulting Co. and Consultant with respect to the subject matter hereof and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement, which shall be interpreted consistently herewith; provided that prior to the Effective Time, any agreement between Bank, Consulting Co. and Consultant shall remain in effect and shall not be superseded by this Agreement. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of Consulting Co., Consultant, Consultant's heirs, executors, administrators and beneficiaries, Bank and/or PCBG and each of their respective successors.

     3.4 WITHHOLDING TAXES. All amounts payable to Consulting Co. under this Agreement shall be subject to applicable income, wage and other taxes, which shall be the responsibility of Consulting Co. Bank and/or PCBG will not be responsible for the withholding of any deductions.

     3.5 EFFECT OF AGREEMENT. This Agreement shall have no effect until the Effective Time. In the event that the Reorganization Agreement is terminated, this Agreement shall automatically terminate.

     3.6 DISPUTE RESOLUTION. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof within the last two years of its term, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), presently located at 500 N. State College Boulevard, Orange, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), in Orange County, California, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Southern California, unless otherwise agreed to by the parties.

In the event there shall have been a material breach of this Agreement by Consulting Co. or Consultant, Bank shall deliver a notice of such breach to Consulting Co. and Consultant. If such breach is not cured within a period of 30 calendar days after written notice of such breach, only then may the Bank proceed with legal action or arbitration for such breach.

In the event it is determined by arbitration that Mr. Jaqua, during the final twenty-four months of the Term, Consulting Co. or Consultant has materially breached any of the designated provisions and has not cured such breach within the thirty day period for cure, it is agreed that Consulting Co. shall compensate Bank during the remainder of the Term beginning from the time that the period for cure for such breach ends at the rate of $5,000 per month.

     3.7 LEGAL COSTS. If either party commences an action against the other party arising or in connection with this Agreement, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney's fees and costs of suit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

                              THE BANK OF HEMET




                              By________________________________________
                              Its________________________________________


                              JAQUA & ASSOCIATES, LLC




                              _____________________________________________


                              JAMES B. JAQUA




                              _____________________________________________


AGREED TO:

PACIFIC COMMUNITY BANKING GROUP




________________________________________

                                      EXHIBIT A

  NUMBER OF MONTHS
    AFTER THE BANK'S
ACQUISITION BY PCBG          COLUMN 1 AMOUNT                   COLUMN 2 AMOUNT
---------------------        ---------------                   ---------------
      7                          $979,000                          $890,000
     10                           942,000                           856,000
     13                           905,000                           823,000
     16                           867,000                           788,000
     19                           821,000                           753,000
     22                           782,000                           717,000
     25                           742,000                           680,000
     28                           701,000                           643,000
     31                           653,000                           605,000
     34                           612,000                           566,000
     37                           569,000                           527,000
     40                           525,000                           486,000
     43                           477,000                           445,000
     46                           432,000                           403,000
     49                           386,000                           361,000
     52                           339,000                           317,000
     55                           289,000                           273,000
     58                           241,000                           228,000
     61                           192,000                           181,000
     64                           142,000                           134,000
     67                            91,000                            86,000
     70                            39,000                            38,000

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